Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference in this Registration Statement of Mingteng International Corporation Inc. in Amendment No. 7 to the Form F-1 of the inclusion in Amendment No. 4 to the Form F-1 of our report dated May 26, 2023 with respect to our audit of the consolidated financial statements of Mingteng International Corporation Inc. as of and for the two years ended December 31, 2022 and 2021. We also consent to the reference in Amendment No. 4 to our Firm under the heading “Experts” in the Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

January 10, 2024